EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Fixed Income Funds, Inc. Government Securities Fund (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
45,645,649.493	1,104,840.923

Jarold W. Boettcher
For	Against
45,626,907.573	1,123,582.843

James M. Concannon
For	Against
45,615,518.863	1,134,971.553

John A. Dillingham
For	Against
45,623,527.429	1,126,962.987

David P. Gardner
For	Against
45,430,573.077	1,319,917.339

Joseph Harroz, Jr.
For	Against
45,655,535.426	1,094,954.990

John F. Hayes
For	Against
45,247,947.774	1,502,542.642

Robert L. Hechler
For	Against
45,419,024.021	1,331,466.395

Albert W. Herman
For	Against
45,488,489.392	1,262,001.024

Henry J. Herrmann
For	Against
45,624,115.736	1,126,374.680

Glendon E. Johnson, Sr.
For	Against
45,441,994.040	1,308,496.376

Frank J. Ross, Jr.
For	Against
45,603,030.332	1,147,460.084

Eleanor B. Schwartz
For	Against
45,541,513.501	1,208,976.915

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
43,529,304.617	1,099,106.877	1,423,885.191